UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 6, 2008
FX REAL ESTATE AND ENTERTAINMENT INC.
(Exact name of registrant as specified in charter)

Delaware	001-33902	36-4612924
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

650 Madison Avenue
New York, New York	10022
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 838-3100

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
On March 6, 2008, FX Real Estate and Entertainment Inc. (the “Company”) set March 6, 2008 as the record date for its previously announced rights offering, under which the Company will offer its stockholders the right to purchase one share of its common stock at a price of $10 per share for every two shares of common stock held as of the record date. As part of the initial transaction that created the Company in June 2007, holders of approximately 50% of the Company’s outstanding common stock, representing approximately 20 million shares, waived the right to participate in the rights offering. As a result, approximately 9.9 million shares will be offered in the rights offering.
As previously described in the Company’s Current Report on Form 8-K, filed with the Commission on January 10, 2008, Robert F.X. Sillerman, the Company’s Chairman and Chief Executive Officer, and The Huff Alternative Fund, L.P. (“Huff”), a principal stockholder, have agreed to purchase shares of the Company’s common stock that are not otherwise subscribed for in the rights offering, if any, at the same $10 per share price offered in the rights offering.
A registration statement for the rights and the shares of FXRE common stock underlying the rights has been filed with and declared effective by the Securities and Exchange Commission on March 6, 2008. A copy of the final prospectus from the registration statement and additional material relating to the rights offering are expected to be mailed on or about March 11, 2008 to stockholders of record as of March 6, 2008.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FX REAL ESTATE AND ENTERTAINMENT INC.
By:	/s/ Mitchell J. Nelson
	Name:	Mitchell J. Nelson
	Title:	Executive Vice President, General Counsel and Secretary

DATE: March 10, 2008

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release